Exhibit 10.8

Standard Director Compensation Arrangements.  The following table shows the standard compensation arrangements for non-employee directors that were adopted by the Corporate Governance & Nominating Committee of the Board of Directors on May 10, 2006.

Annual Fees

Annual Fees	Each Non-Employee Director
$7,500
An award (on the date of each Annual Meeting of Stockholders) of restricted stock that has an accounting income charge under FAS 123(R) of $35,000 per grant.*

Additional Annual Fees for Committee Chairmen
Chairman of the Audit Committee	$7,500
Chairman of the Compensation Committee	$2,500
Chairman of the Corporate Governance & Nominating Committee	$2,500

Meeting Fees

In-Person Meetings	Per Director Per Meeting

Board Meetings	$1,500

Committee Meetings
Audit Committee Meetings
on the same day as a Board meeting	$1,000
on a day other than a Board meeting day	$1,500

Other Committee Meetings
on the same day as a Board meeting	$500
on a day other than a Board meeting day	$750

Telephonic Meetings (Board & committee meetings)

One hour or longer	$1,000

Less than one hour	$300

*
The shares awarded are restricted because they may not be sold, assigned, transferred, pledged or otherwise disposed of until the restrictions expire.  The restrictions for the award expire on the day before the following year's Annual Meeting of Stockholders, but earlier if the director dies or becomes disabled or if there is a change in control of the Company.  The shares are forfeited if before the restrictions expire, the director ceases to be a director other than because of his death or disability.

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